Exhibit 5.1

June 9, 2017

Colony Starwood Homes
8665 East Hartford Drive
Scottsdale, Arizona 85255

Re:Registration Statement on Form S-3

Commission File No. 333-214062

Ladies and Gentlemen:

We have served as Maryland counsel to Colony Starwood Homes, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of (a) the issuance and sale by the Company of up to 15,054,978 shares (the “Primary Shares”) of the Company’s common shares of beneficial interest, $0.01 par value per share (the “Common Shares”), including up to 3,454,978 Primary Shares to be issued and sold by the Company pursuant to the exercise by the Underwriter (as defined below) of an option to purchase additional Primary Shares, and (b) the sale by the shareholders of the Company named under the caption “Selling Shareholders” (the “Selling Shareholders”) in the Prospectus Supplement (as defined below) of 11,433,187 Common Shares (the “Secondary Shares” and, together with the Primary Shares, the “Shares”). The offering and sale of the Shares are covered by the above-referenced Registration Statement on Form S-3, and all amendments thereto (the “Registration Statement”), as filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.The Registration Statement, including the Prospectus, dated October 11, 2016 (the “Prospectus), that forms a part of the Registration Statement;

2.The Prospectus Supplement, dated June 5, 2017 (the “Prospectus Supplement”), to the Prospectus, with respect to the offering and sale of the Shares, in the form filed with the Commission pursuant to Rule 424(b) promulgated under the 1933 Act;

3.The declaration of trust of the Company (the “Declaration”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

5.A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Colony Starwood Homes

June 9, 2017

6.Resolutions adopted by the Board of Trustees of the Company and a duly authorized committee thereof (the “Board”), relating to the registration and issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

7.The Agreement and Plan of Merger, dated September 21, 2015, by and among Starwood Waypoint Residential Trust, a Maryland real estate investment trust, SWAY Holdco, LLC, a Delaware limited liability company, Starwood Waypoint Residential Partnership, L.P., a Delaware limited partnership, Colony American Homes, Inc., a Maryland corporation (the “CAH”), CAH Operating Partnership, L.P., a Delaware limited partnership (the “CAH OP”), and the holders of shares of CAH and units of the CAH OP;

8.Underwriting Agreement, dated June 5, 2017 (the “Underwriting Agreement”), among the Company, Colony Starwood Homes Partnership, L.P., a Delaware limited partnership, the Selling Shareholders and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriter”);

9.A certificate executed by an officer of the Company, dated as of the date hereof; and

10.Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original

Colony Starwood Homes

June 9, 2017

documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.None of the Secondary Shares have been, and none of the Shares will be, issued or transferred in violation of the restrictions on ownership and transfer set forth in Article VII of the Declaration.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.The issuance of the Primary Shares has been duly authorized and, when and to the extent issued in accordance with the Underwriting Agreement and the Prospectus Supplement in exchange for the consideration therefor set forth therein, the Primary Shares will be validly issued, fully paid and nonassessable.

3.The issuance of the Secondary Shares has been duly authorized and the Secondary Shares are validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the filing of the Prospectus Supplement (the “Current Report”).  We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein. In giving this consent, we do

Colony Starwood Homes

June 9, 2017

not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Venable LLP